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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

                                  July 20, 2001

Pacific Mercantile Bancorp
949 South Coast Drive
Costa Mesa, CA 92626

     Re:  Registration on Form S-8 for Amended and Restated 1999 Stock Option
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          Plan
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Ladies and Gentlemen:

     We have acted as counsel for Pacific Mercantile Bancorp, a California corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 1,248,230 shares of the Company's Common Stock, without par value (the "Shares"), which may be issued and sold by the Company upon the exercise of options granted and to be granted under The Pacific Mercantile Bancorp Amended and Restated 1999 Stock Option Plan (the "Plan").

     We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery and payment therefor in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.

                                   Respectfully submitted
                                   STRADLING YOCCA CARLSON & RAUTH

                                     /s/  Stradling Yocca Carlson & Rauth